Exhibit 99.1

Zura Bio Reports Full Year 2025 Financial Results and Recent Corporate Updates

•	Advancing two Phase 2 studies evaluating tibulizumab in hidradenitis suppurativa (HS) and systemic sclerosis (SSc)

•	Topline data expected from the Phase 2 TibuSHIELD study in HS in the fourth quarter of 2026 and from the Phase 2 TibuSURE study in SSc in the first half of 2027

•	Cash and cash equivalents of $109.4 million as of December 31, 2025

•	Completed an underwritten public offering in February 2026 for gross proceeds of approximately $144 million; post-financing cash and cash equivalents expected to support planned operations through at least the end of 2028

HENDERSON, Nev.--(BUSINESS WIRE)--March 19, 2026-- Zura Bio Limited (Nasdaq: ZURA) (“Zura”), a clinical-stage biotechnology company developing novel and differentiated medicines to meaningfully improve the lives of patients with serious and debilitating autoimmune and inflammatory diseases, today reported financial results for the full year ended December 31, 2025, and provided recent corporate updates.

“2025 was a year of strong execution for Zura, marked by meaningful progress across our Phase 2 programs and a disciplined focus on advancing our clinical strategy,” said Sandeep Kulkarni, M.D., co-founder and Chief Executive Officer of Zura Bio. “We enter 2026 with momentum, supported by a strengthened balance sheet and a focused plan to advance tibulizumab, our lead program and a potential first- and only-in-class bispecific antibody targeting the interleukin-17 and B-cell activating factor pathways. With multiple anticipated Phase 2 data readouts ahead, including topline data from our TibuSHIELD study expected in the fourth quarter of 2026, we believe Zura is well positioned as we move into an important phase of clinical execution and value creation.”

CORPORATE HIGHLIGHTS AND ANTICIPATED MILESTONES

Tibulizumab (ZB-106)

Hidradenitis suppurativa (HS) – Phase 2 TibuSHIELD

The Phase 2 TibuSHIELD clinical study evaluating tibulizumab in adult participants with HS is ongoing. To enhance statistical power, Zura expanded planned enrollment to 225 participants. Topline data are anticipated in the fourth quarter of 2026.

Systemic sclerosis (SSc) – Phase 2 TibuSURE

The Phase 2 TibuSURE clinical study evaluating tibulizumab in adult participants with SSc is ongoing, with topline data anticipated in the first half of 2027.

Additional Clinical Stage Product Candidates

In addition to tibulizumab, Zura is continuing to evaluate potential future development strategies for crebankitug (ZB-168) and torudokimab (ZB-880), informed by available clinical and translational data and by the evolving competitive landscape.

2026 UPDATES SUBSEQUENT TO YEAR END

Leadership Updates

In January 2026, Zura appointed Sandeep Kulkarni, M.D., as Chief Executive Officer. In February 2026, Zura appointed Mark Eisner, M.D., M.P.H., and Ajay Nirula, M.D., Ph.D., to its Board of Directors.

Balance Sheet Strengthening

In February 2026, Zura closed an underwritten public offering of Class A ordinary shares and pre-funded warrants to purchase Class A ordinary shares, resulting in gross proceeds of approximately $144 million, before deducting underwriting discounts, commissions, and offering expenses.

FINANCIAL RESULTS FOR FULL YEAR 2025

Cash Position

Cash and cash equivalents were $109.4 million as of December 31, 2025, compared to $176.5 million as of December 31, 2024.

Cash Runway (Pro-Forma Post-Financing)

Based on its current operating plans, and after giving effect to the completion of the February 2026 public offering, Zura believes that its existing cash and cash equivalents are sufficient to support planned operations through at least the end of 2028.

Research and Development (R&D) Expenses

R&D expenses were $42.1 million for the year ended December 31, 2025, compared to $24.4 million for the year ended December 31, 2024. The increase was primarily driven by continued advancement of Zura’s Phase 2 tibulizumab clinical programs, including increased payments to contract research organizations and contract development and manufacturing organizations. The increase was partially offset by the reversal of a $5.0 million accrued obligation following the December 29, 2025 BAFFX17 Settlement and Release Agreement.

General and Administrative (G&A) Expenses

G&A expenses were $33.2 million for the year ended December 31, 2025, compared to $30.8 million for the year ended December 31, 2024. The increase was primarily due to higher costs to support the Company’s continued growth and advancement of its Phase 2 tibulizumab clinical programs.

Net Loss

Net loss was $68.7 million for the year ended December 31, 2025, compared to $52.4 million for the year ended December 31, 2024.

Net Loss Attributable to Class A Ordinary Shareholders

Net loss attributable to Class A ordinary shareholders was $99.4 million, or $(1.06) per basic and diluted share, compared to $45.4 million, or $(0.60) per share, for the year ended December 31, 2024.

ZURA BIO LIMITED

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,	December 31,
	2025	2024
Assets
Current assets
Cash and cash equivalents	$109,407	$176,498
Prepaid expenses and other current assets	2,903	2,246
Total current assets	112,310	178,744
Property and equipment, net	126	91
Other assets	1,512	698
Total assets	$113,948	$179,533

Liabilities, Redeemable Noncontrolling Interest and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$12,410	$19,514
Total current liabilities	12,410	19,514
Total liabilities	12,410	19,514

Redeemable noncontrolling interest	—	11,663

Shareholders’ Equity
Class A Ordinary Shares, $0.0001 par value; 300,000,000 shares authorized as of December 31, 2025 and December 31, 2024; 73,680,710 and 65,297,530 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	7	7
Additional paid-in capital	326,078	302,705
Accumulated deficit	(224,547)	(155,897)
Total Zura Bio Limited shareholders’ equity	101,538	146,815
Noncontrolling interest	—	1,541
Total shareholders’ equity	101,538	148,356
Total liabilities, redeemable noncontrolling interest and shareholders’ equity	$113,948	$179,533

ZURA BIO LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	For the Years Ended December 31,
	2025	2024
Operating expenses:
Research and development	$42,082	$24,401
General and administrative	33,164	30,788
Total operating expenses	75,246	55,189
Loss from operations	(75,246)	(55,189)
Other (income)/expense, net:
Interest income	(6,336)	(7,998)
Change in fair value of private placement warrants	—	5,240
Other income, net	(260)	(28)
Total other (income)/expense, net	(6,596)	(2,786)
Loss before income taxes	(68,650)	(52,403)
Income tax benefit	—	—
Net loss	(68,650)	(52,403)
Adjustment of redeemable noncontrolling interest	831	7,017
Accretion of redeemable noncontrolling interest to redemption value	4,868	—
Deemed dividend on extinguishment of noncontrolling interest and redeemable noncontrolling interest	(36,402)	—
Net loss attributable to Class A Ordinary Shareholders of Zura	$(99,353)	$(45,386)
Net loss per share attributable to Class A Ordinary Shareholders of Zura, basic and diluted	$(1.06)	$(0.60)
Weighted-average Class A Ordinary Shares used in computing net loss per share attributable to Class A Ordinary Shareholders of Zura, basic and diluted	94,160,138	75,070,761

ABOUT ZURA

Zura is a clinical-stage, multi-asset immunology company developing novel dual-pathway antibodies for autoimmune and inflammatory diseases with unmet need. Zura’s pipeline includes product candidates designed to target key mechanisms of immune system imbalance, with the goal of improving efficacy, safety, and dosing convenience for patients.

Zura’s lead product candidate, tibulizumab (ZB-106), is being evaluated in two Phase 2 clinical studies in adults: TibuSHIELD, a study in hidradenitis suppurativa (HS), and TibuSURE, a study in systemic sclerosis (SSc). Additional product candidates crebankitug (ZB-168) and torudokimab (ZB-880) have completed Phase 1/1b studies and are being evaluated for their potential across a range of autoimmune and inflammatory conditions.

For more information, please visit www.zurabio.com.

FORWARD-LOOKING STATEMENTS

Any statements contained in this press release that do not describe historical facts may constitute “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words and phrases such as “anticipate,” “believe,” “continue,” “could,” “designed to,” “expect,” “goal,” “intend,” “may,” “outlook,” “plan,” “potential,” “should,” “will,” and similar expressions, and are based on Zura’s current beliefs and expectations. These forward-looking statements include, but are not limited to, statements regarding the development and potential therapeutic benefits of Zura’s product candidates; the timing, progress, design and results of Zura’s current and future clinical trials, including the reporting of data therefrom; the timing and potential to expand Zura’s product candidates into additional indications; the sufficiency of Zura’s cash resources and projected cash runway; and other statements that are not historical facts. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such forward-looking statements. Risks and uncertainties that may cause actual results to differ materially include, but are not limited to: uncertainties inherent in the development of therapeutic product candidates, such as the risk that one or more of Zura’s current or future product candidates may not be successfully developed or commercialized; the risk of delay or cessation of any planned clinical trials of Zura’s current or future product candidates; the risk that prior results, including signals of safety, activity or durability of effect observed in preclinical studies or earlier clinical trials, may not be replicated or may not continue in ongoing or future studies or clinical trials; the risk that modeling data indicating therapeutic potential, or clinical evidence from other drug candidates, may not be predictive of results in Zura’s current or future clinical trials; the risk that Zura’s product candidates or procedures in connection with their administration may not have the safety or efficacy profiles anticipated; risks related to the accuracy of Zura’s estimates of expenses, capital requirements and needs for additional financing; changes in expected or existing competition; changes in the regulatory environment; uncertainties related to the timing and outcome of the regulatory approval process; unexpected litigation or other disputes; the impact of macroeconomic conditions on Zura’s business, clinical trials and financial position; and other risks and uncertainties to be described in Zura’s Annual Report on Form 10-K for the year ended December 31, 2025, and other filings with the Securities and Exchange Commission. Any forward-looking statements speak only as of the date of this press release and are based on information available to Zura as of the date hereof. Zura assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACTS

Megan K. Weinshank

Head of Corporate Affairs

ir@zurabio.com